Reference is made to the Secured Convertible Promissory Note of Sanswire Corp. (“Sanswire”) dated December 18, 2008 in the principal amount of Fifty Thousand Dollars ($50,000) issued to Global Telesat Corp. (“GTC”) (the “Secured Note”) and to the related Pledge Agreement dated December 18, 2008 between Sanswire, GTC and Jonathan D. Leinwand (“Leinwand”) (the “Pledge Agreement”).  All capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Secured Note and the Pledge Agreement, as applicable.

Sanswire hereby acknowledges that the Secured Note (including all accrued interest, late fees and other charges due thereunder) was not paid when due on the Maturity Date.

Sanswire and Leinwand acknowledge that, as a consequence of Sanswire’s default under the Secured Note, GTC foreclosed its lien and security interest in the Pledged Shares as of March 30, 2009.  As a consequence thereof, ownership in the Pledged Shares became vested in GTC as of March 30, 2009 and GTC hereby acknowledges that, by virtue thereof, the Secured Note was deemed paid in full.

Sanswire and Leinwand hereby represent and warrant to GTC that the Pledged Shares were and are free and clear of all liens, claims and encumbrances and are eligible for resale under Rule 144 of the Securities Act of 1933, as amended.

Promptly after the date hereof, GTC will return stock certificate No. GC3498 for the Pledged Shares to Sanswire.  Sanswire will, within ten days after receipt thereof, cause Sanswire’s Transfer Agent to issue and deliver to GTC at 51 Lyon Ridge Road, Katonah, New York 10536, a replacement original stock certificate of Sanswire in the name of Global Telesat Corp. for 1,000,000 shares of Sanswire’s common stock, which certificate shall be unlegended.  Sanswire will bear all costs and expenses in connection therewith.  Sanswire further represents and warrants to GTC that the Pledged Shares are registered and may be sold by GTC, in whole or in part, from time to time, without restriction.

Sanswire and Leinwand hereby represent and warrant that all required corporate and other actions and consents have been obtained in connection with this Agreement and that this Agreement constitutes a legally binding obligation of Sanswire and Leinwand.

This Agreement (i) constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, (ii) may not be modified or waived except pursuant to a written instrument signed by the party to be bound thereby, (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns, (iv) shall be governed by and construed in accordance with the internal laws of the State of New York, (v) shall not be assignable by either of the parties hereto without the written consent of the non-assigning party, (vi) shall, if any term or provision hereof shall be determined to be unenforceable, remain valid and in full force and effect with respect to all other provisions of this Agreement not affected by such unenforceable provision or provisions, (vii) may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument, and (viii) may be completed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on all of the signatories hereto.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of this ___ day of March, 2009.

SANSWIRE CORP.

By:________________________________
Jonathan D. Leinwand
Chief Executive Officer

___________________________________
Jonathan D. Leinwand, Individually

GLOBAL TELESAT CORP.

By:________________________________
David R. Phipps, President and
Chief Executive Officer